Exhibit 10.1

RYMAN HOSPITALITY PROPERTIES, INC.

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

(2016 OMNIBUS INCENTIVE PLAN)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the             day of             (the “Grant Date”), between Ryman Hospitality Properties, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), and             (the “Grantee”), who is a member of the Board of Directors of the Company. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Ryman Hospitality Properties, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted stock units of the Company (the “Restricted Stock Units”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Restricted Stock Units to the Grantee as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.

(a) The Company hereby grants to the Grantee an award (the “Award”) of             Restricted Stock Units on the terms and conditions set forth in this Agreement and the Plan. A bookkeeping unit will be maintained by the Company to keep track of the Restricted Stock Units and any Dividend Equivalent Units (as defined below) or other dividend equivalent rights that may accrue as provided in Section 4.

(b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the Vested Date. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2. Vesting of the Award. One hundred percent (100%) of the Restricted Stock Units will vest on             ,             , provided the Grantee continues to serve as a director of the Company through such date (the “Vested Date”). Except as otherwise determined by the Committee at or after the grant of the Award hereunder, and subject to Section 8, in the event that the Grantee’s service as a director with the Company terminates prior to the Vested Date, all Restricted Stock Units (including any accrued Dividend Equivalent Units awarded pursuant to Section 5 above) shall be forfeited, and all of the Grantee’s rights with respect thereto shall cease.

3. Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive the Company’s Common Stock, par value $.01 per share (the “Common Stock”) for Restricted Stock Units whose restrictions have lapsed pursuant to Section 2. Grantee will receive the number of shares equal to the number of vested Restricted Stock Units. Once the Restricted Stock Units vest and unless a deferral election is made as provided below, an appropriate book entry shall evidence the issuance of Shares as soon as practicable thereafter; provided, however, upon Grantee’s request, stock certificates will be issued.

4. Deferral Election. The Committee has approved a program whereby a Grantee can defer the receipt of Shares underlying their vested Restricted Stock Units. Under the program, to be effective a deferral election must be in writing and delivered to the Company’s secretary by the date that is thirty days following the Grant Date; provided that if the election is delivered to the Company’s secretary after the Grant Date, the election shall apply only to a portion of the Restricted Stock Units granted hereunder – such portion being the product of (a) the total Restricted Stock Units awarded hereunder, times (b) a fraction, the numerator of which is the number of days following the Company’s receipt of such election until the Vested Date, and the denominator of which is the total number of days between the Grant Date and the Vested Date. The Shares can be deferred to a specified date in the future or to the Grantee’s date of retirement from the board, whichever occurs first. The Grantee can elect a lump sum distribution of Shares on the deferred date (or one year after that date) or can elect up to five (5) annual installments of Shares from that date. This election is irrevocable with respect to the payment of Shares for which such election is made. The Restricted Stock Units to which an election described in the proviso to the second sentence of this Section 4 does not apply shall be treated under Section 3 as if no deferral election had been made with respect to such Restricted Stock Units.

5. Dividend Equivalent Rights. Grantee shall receive dividend equivalent rights in respect of the Restricted Stock Units covered by this Agreement at the time of any payment of dividends to stockholders on Shares. The Restricted Stock Units will be credited with additional Restricted Stock Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares in an amount determined by (i) multiplying the cash dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date. The Restricted Stock Units will be credited with Dividend Equivalent Units for stock dividends paid on Shares by multiplying the stock dividend paid per Share by the number of Restricted Stock Units (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit has a value equal to one Share, and partial Dividend Equivalent Units will be rounded down to the nearest whole Share. Each Dividend Equivalent Unit will vest and be settled or payable at the same time as the Restricted Stock Units to which such Dividend Equivalent Unit relates.

6. Rights as a Stockholder. Except as provided above, the Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in shares.

7. Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6. Any such adjustments shall be made in a manner provided in Section 4.2 of the Plan and in a manner that does not result in a discretionary increase in the amounts payable under the Award.

8. Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan), all restrictions on the Award shall automatically terminate (including any accrued Dividend Equivalent Units awarded pursuant to Section 5 above) and the Shares shall thereafter be issued to the Grantee (or to the Grantee’s transferee pursuant to Section 14 as the case may be) in accordance with Section 3.

9. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

10. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
Attn: General Counsel

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

16. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, including where Grantee has elected to defer settlement of this Award, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Code, including but not limited to delaying, if required, the issuance of Shares contemplated hereunder. Each payment of Restricted Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code.

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IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

RYMAN HOSPITALITY PROPERTIES, INC.

By:
Scott J. Lynn, Senior Vice President

GRANTEE:

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